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Filed Pursuant to Rule 424 (b) (3)
Registration No. 333-48030

PROSPECTUS SUPPLEMENT NO. 22
(To Prospectus dated November 24, 2000)

INTERNATIONAL RECTIFIER CORPORATION

$550,000,000 4 1/4% Convertible Subordinated Notes Due 2007
and
7,438,967 Shares of Common Stock Issuable Upon Conversion of the Notes

    This prospectus supplement relates to the resale by holders of our 4 1/4% Convertible Subordinated Notes Due 2007 and shares of common stock issuable upon the conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated November 24, 2000. Our common stock is listed on The New York Stock Exchange and the Pacific Exchange under the symbol "IRF."

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus Supplement dated September 10, 2001

    The information appearing in the following table supplements or supersedes in part the information in the table under the heading "Selling Holders" in our prospectus and was provided by or on behalf of the selling holders.

				Common Stock Beneficially Owned After Offering
Name and Address	Principal Amount of Notes Beneficially Owned and Offered(1)	Common Stock Beneficially Owned Before Offering(2)	Common Stock Offered(1)(3)
				Amount	%
Clinton Riverside Convertible Portfolio Limited (4)	$5,000,000	0	67,627	0	*
Clinton Group, Inc. Financial Square 32 Old Slip—5th Floor New York, NY 10005
Goldman Sachs and Company (5)	$5,350,000	0	72,361	0	*
180 Maiden Lane, 8th Floor New York, NY 10038
RCG Multi Strategy LP	$250,000	0	3,381	0	*
Ramius Capital Group LLC 666 Third Avenue, 26th Floor New York, NY 10017
Sage Capital (6)	$2,600,000	0	35,166	0	*
540 South Osprey Avenue Sarasota, FL 34236

*
Less than 1%.
(1)
The principal amount of notes shown to be beneficially owned and offered by the selling holders identified in this prospectus supplement, when added to the aggregate principal amount of notes shown to be beneficially owned and offered by the selling holders identified in all prior prospectus supplements and our prospectus dated November 24, 2000, may be in excess of the total principal amount of notes registered. This excess results from sales or transfers of all or a portion of the notes held by such previously identified selling holders in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, after the date on which they provided the information concerning their notes. Thereafter, subsequent purchasers requested registration to sell the notes acquired from and registered on behalf of a prior selling holder. The number of shares of common stock offered is similarly affected.
(2)
The number of shares of common stock shown to be beneficially owned before this offering does not include shares of common stock into which the notes being offered are convertible.
(3)
Assumes conversion of all the holder's notes at a conversion price of $73.935 per share of common stock and resale of all shares of common stock offered hereby.
(4)
Amounts shown include the $4,000,000 principal amount of notes and the 54,102 shares of common stock issuable upon conversion of the notes previously listed as beneficially owned and offered by Clinton Riverside Convertible Portfolio Limited in our Prospectus dated November 24, 2000.
(5)
Amounts shown include the $5,300,000 aggregate principal amount of notes and the 71,685 aggregate shares of common stock issuable upon conversion of the notes previously listed as beneficially owned and offered by Goldman Sachs and Company in our Prospectus Supplement No. 13 dated April 20, 2001.
(6)
Amounts shown include the $2,500,000 principal amount of notes and the 33,813 shares of common stock issuable upon conversion of the notes previously listed as beneficially owned and offered by Sage Capital in our Prospectus Supplement No. 11 dated March 28, 2001.

    Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements or amendments to the prospectus if necessary. In addition, the per share conversion price, and therefore the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment. As a result, the aggregate principal amount of the notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

S–2

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  PROSPECTUS SUPPLEMENT NO. 22